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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: DECEMBER 7, 2001

                               i-STAT CORPORATION

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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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
          DELAWARE                       0-19841                  22-2542664
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
(STATE OR OTHER JURISDICTION OF        (COMMISSION            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         FILE NUMBER)         IDENTIFICATION NO.)
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                104 WINDSOR CENTER DRIVE, EAST WINDSOR, NJ 08520
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (609) 443-9300
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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Item 5. Other Events

i-STAT Corporation today announced the signing of a $30 million financing with Cerberus Partners, L.P. and certain of its affiliates ("Cerberus"). The transaction involves the sale of 30,000 shares of a new Series D Convertible Preferred Stock (the "Series D Stock") at $1,000 per share. The Company intends to use the net proceeds of the Series D Stock for general corporate purposes, including the implementation of its marketing plans, new product research and development programs, expansion of manufacturing capacity, and for working capital.

The Series D Stock to be issued in the financing may be converted into Common Stock at each holder's option at a conversion price of $8.00, subject to beneficial ownership restrictions. The Series D Stock may not be converted to the extent that any such conversion would violate certain beneficial ownership limitations placed upon it by the Company, initially 14.99%. The holders of the Series D Stock are entitled to vote on an "as-converted" basis with the holders of the Common Stock but such voting rights are limited to the extent the Series D Stock is actually convertible after giving effect to the conversion limitations.

In addition, the Series D Stock will bear preferential dividends at a rate of 8.0% per year, which may be paid in cash or accrue and become payable in cash upon redemption or in shares of Common Stock upon conversion. During periods that the Common Stock trades at or above $15.00 per share for 45 trading days, the dividend rate is reduced to 2.0%, and if during subsequent periods the Common Stock trades below $10.00 per share for 45 trading days, the dividend rate will again be increased to 8.0%.

The Series D Stock is mandatorily redeemable on the tenth anniversary of issuance and may be redeemed by i-STAT on or after the sixth anniversary of issuance. Under certain circumstances, the investors will have the right to participate in i-STAT financings which are concluded after the closing of the placement.

Cerberus will be entitled to appoint one person to the Company's Board of Directors for so long as it holds 10% of the outstanding securities of the Company on a fully diluted basis.

In connection with the new financing, Cerberus will be issued 6-year warrants (the "Warrants") to purchase up to an additional 937,500 shares of i-STAT Common Stock at a per share exercise price of $8.00. The Warrants may not be exercised to the extent any such exercise would violate certain beneficial ownership limitations placed on it by the Company, initially 14.99%. The Warrants are subject to anti-dilution protection, including full-ratchet anti-dilution adjustments for issuances of equity or equity equivalent securities below
$8.00.

The Company has agreed to register with the Securities and Exchange Commission the resale of the shares of Common Stock issuable upon conversion of the Series D Stock and exercise of the Warrants.

The foregoing summary does not contain all the material terms of the private placement. For a more complete description of the terms of the private placement, please see the copies of the transaction documents attached hereto as exhibits to this Current Report on Form 8-K, which are incorporated by reference into this report.
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i-STAT also announced today that it has elected to redeem all of its Series C
Convertible Preferred Stock (the "Series C Stock") issued in August to group of institutional investors, for a redemption price of approximately $20.5 million. The Series C Stock would have been convertible into approximately 3.7 million shares of the Company's Common Stock had it been converted. The redemption of the Series C Stock resulted in the cancellation of 555,000 warrants to purchase Common Stock at an exercise price of $10.139 issued along with the Series C Stock. Immediately following the Closing, the remaining warrants will be automatically adjusted in accordance with their terms to represent the right to purchase 937,857.50 shares of Common Stock for an exercise price of $8.00.

The full text of the press release is set forth in Exhibit 99.1 which is attached hereto and is incorporated by reference into this report.

Item 7. Exhibits.

(c) Exhibits

Item No.          Exhibit List

3.7 Form of Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock to be filed with the Secretary of State of the State of Delaware.

10.60 Securities Purchase Agreement, dated as of December 6, 2001, between the Registrant and the Purchasers named therein.

10.61 Form of Registration Rights Agreement to be entered into between Registrant and the Purchasers named therein.

10.62 Form of Warrant issued to each of the Series D Stock investors to purchase Common Stock of Registrant.

99.1              Press Release
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                                    SIGNATURE
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                  Pursuant to the requirements of the Securities Exchange Act of
1934, i-STAT Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       i-STAT  CORPORATION
                                       By:
                                       /s/ Roger J. Mason
                                       ------------------------------------
                                       Roger J. Mason
                                       Vice President of Finance, Treasurer and
                                       Chief Financial Officer


Date: December 7, 2001